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                                                                   Exhibit 3.1.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         OPHIDIAN PHARMACEUTICALS, INC.

                  It is hereby certified that:

                  1.     The present name of the corporation (the
"Corporation") is Ophidian Pharmaceuticals, Inc.

                  2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article I in its entirety and replacing it with the following:

                         "The name of the corporation shall be Hemoxymed, Inc."

                  3. The Certificate of Incorporation of the Corporation is hereby further amended by deleting Article IV in its entirety and replacing it with the following:

                         "The aggregate number of shares which the corporation
shall have authority to issue is Fifty Million (50,000,000) consisting of one class only of common shares with a par value of $0.0025 per share."

                  3. The foregoing Amendments were duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, OPHIDIAN PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its President, under penalty of perjury, this 13th day of November, 2001.



                                            /s/ Stephen K. Parks
                                            ---------------------------------
                                            Stephen K. Parks, President